EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT ("Agreement"), effective as of December 1, 2007 ("Effective Date"), by and between DOMINION MINERALS CORP. f/k/a Empire Minerals Corp., a Delaware corporation, with an office at 410 Park Avenue, Fifteenth Floor, New York, New York 10022 ("Company"), and PINCHAS ALTHAUS, with an address of 575 East New York Avenue, Brooklyn, New York 11225 ("Executive").

WHEREAS, Executive is currently employed by Company as its Chief Executive Officer and President;

WHEREAS, Company and Executive have previously entered into an Employment Agreement dated April 1, 2006 (“April Agreement”), such April Agreement being current as of the date hereof;

WHEREAS, Company and Executive desire to enter into this Agreement to provide additional financial security and benefits to Executive, to encourage Executive to continue employment with Company and to enhance the motivation of Executive to increase the productivity of Company.

WHEREFORE, Company and Executive desire that this Agreement amend, modify and supercede the April Agreement in full;

NOW, THEREFORE, that in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the parties agree as follows:

1.

Duties and Scope of Employment.    Company shall employ Executive in the position of Chief Executive Officer and President, with such duties and responsibilities as in effect as of the Effective Date; provided, however, that the Board of Directors of Company ("Board") shall have the right to revise such responsibilities from time to time as the Board may deem necessary or appropriate. Such duties and responsibilities shall be commensurate with Executive's past practices and consistent with his positions in the capacities set forth above.

2.

Restriction on Outside Business Activities.   Executive shall devote substantially all his working time and efforts to the business and affairs of the Company, shall use his best efforts to advance the best interests of the Company, and shall not engage in outside business activities that interfere with the performance of his duties hereunder.  Executive shall not, without the Board’s prior written consent:

(a)

render to others services of any kind, or engage in any other business activity that would materially interfere with the performance of his duties under this Agreement;

(b)

perform any services, directly or indirectly, whether as an employee, consultant, independent contractor, for any person or entity competing, directly or indirectly with Company;

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(c)

own, directly or indirectly, whether as partner, creditor, shareholder, or otherwise, any interest in any entity competing, directly or indirectly, with the Company;

(d)

promote, participate, or engage in any activity or other business competitive with the Company; compete, directly or indirectly, with any products or services marketed or offered by the Company; or

(e)

engage in any activity which could be deemed to be a conflict of interest.

3.

Term of Employment.  This Agreement shall commence on the Effective Date and shall continue until the earliest of: (a) five (5) years from the Effective Date, or, (b) until such times as notice of termination of this Agreement is given in writing by either Company or Executive to the other.  Renewal of this Agreement may be made on such terms as the parties may agree no later than September 30, 2012 and if there is no mutually acceptable agreement to renew reduced to writing no later than September 30, 2012 then this Agreement shall be deemed to not have been renewed.

4.

Executive's Compensation and Benefits.

(a)

Base Salary.  Company shall pay  base salaries to Executive  as follows: (i) $250,000.00 per year, from December 1, 2007 to November 30, 2008; (ii) $275,000.00 per year, from December 1, 2008 to November 30, 2009; (iii) $300,000.00 per year, from December 1, 2009 to November 30, 2010; (iv) $325,000.00 per year, from December 1, 2010 to November 30, 2011; (iii) $350,000 per year, from December 1, 2011 to November 30, 2012.  The base salaries shall be payable bi-weekly in arrears or at such other intervals as other employees are paid by Company.  Such salaries may be further increased from to time, in the sole discretion of the Board.  Other than as herein provided, there shall be no cost-of-living increase or merit increase in the annual base salary unless agreed to in writing by the Board.

(b)

Bonus.   During the term of this Agreement,  Executive will be entitled to receive a bonus ("Performance Bonus") to be determined prior to each annual anniversary period by the Board, or its Compensation Committee, the Performance Bonus being subject to the achievement of performance criterias as set forth by the Board.  The performance criterias are to be established prior to each performance period.  Such payment shall be made within thirty (30) days after such determination.  Executive shall be eligible for the Performance Bonus only if Executive is an employee of Company in good standing during the entire applicable fiscal pay year and on the date the payment is due.  Company reserves the right to implement a bonus plan document to further describe the Performance Bonus which Executive acknowledges and agrees may place additional restrictions on the payment of the Performance Bonus consistent with reasonable industry practice. The Board may from time to time award Executive additional bonuses in its sole and absolute discretion.

(c)

Benefits.  During employment, Executive shall be entitled participate in and receive all benefits under Company's executive benefits plan that are generally made available to all senior executives of Company on terms at least as favorable as those offered to other senior executives of the Company, subject in each case to the generally applicable terms and conditions of the plan or program in question

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and to the determination of the Board or any committee administering such plan or program.   Additionally, during the term of this Agreement, Company will provide Executive with an automobile allowance of $500, the automobile for use in the performance of Executive’s duties under this Agreement.  Any portion of the automobile allowance for Executive will not be reflected in Executive's reported compensation for income tax purposes in accordance with Company’s regular payroll practices.

(d)

Vacation.  Executive shall be entitled to four (4) weeks paid vacation time during each year of this Agreement, at a time approved in advance, which approval shall not be unreasonably withheld but shall take into account the staffing requirements of Company and the need for the timely performance of the President's responsibilities.   Executive shall be permitted to carry over unused vacation time from one year to another.

(e)

Expenses.  Company shall reimburse Executive for all reasonable business and travel expenses actually incurred by or paid by Executive in the performance of services on behalf of Company, in accordance with Company's expense reimbursement policy as in effect from time to time.  For all such expenses Executive shall furnish to Company originals of all invoices or statements in respect of which Executive seeks reimbursement.

(f)

Other Payments.   In the event that Company's independent auditors determine and/or confirmed that any benefit received or to be received by Executive pursuant to this Agreement or otherwise from Company (collectively, "Payments") would be subject to the excise tax (or related interest and/or penalties) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended ("Code"), or any similar or successor provision ("Excise Tax"), including, without limitation, the vesting of options, Company shall pay to Executive within thirty (30) days of such determination/confirmation, or within ninety (90) days of the date Executive becomes subject to the Excise Tax), an additional payment ("Gross-Up Payment") in an amount sufficient to pay all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment).  For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of Excise Tax, (i) any other payments or benefits received or to be received in connection with a Change of Control of the Company, as that term is hereinafter defined or Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company), shall be treated as "parachute payments" within the meaning of Section 280(G)(b)(2) of the Code or any similar or successor provision, and all "excess parachute payments" within the meaning of Section 280G(b)(l) or any similar or successor provision shall be treated as subject to the Excise Tax, unless, in the opinion of tax counsel selected by the Company, such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services within the meaning of Section 2800(b) or any similar or successor provision of the Code in excess of the base amount within the meaning of Section 280G(b)(3) or any similar or successor provision of the Code, or are otherwise not subject to the Excise Tax.  For purposes of this Agreement, the term, “Change in Control” means any “person” as such term is used in

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Section 13(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), but specifically excluding Company, any wholly-owed subsidiary of Company and/or any employee benefit plan maintained by Company or any wholly-owned subsidiary of Company) becomes the “beneficial owner” (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Company representing twenty (20%) percent or more of the combined voting power of Company’s then outstanding securities; or (2) individuals who currently serve on the Board, or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or (3) Company or any subsidiary of Company shall merge with or consolidate into any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of Company outstanding immediately prior thereto holding immediately thereafter securities representing more than fifty (30%) percent of the combined voting power of the voting securities of Company or such surviving entity (or its ultimate parent, if applicable) outstanding immediately after such merger or consolidation; or (4) the stockholders of Company approve a plan of complete liquidation of Company or an agreement for the sale or disposition by Company of all or substantially all of Company’s assets, or such a plan is commenced; (ii) the amount of the Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Payments or (B) the amount of the excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (i) above), and (iii) the value of any non-cash benefits or a deferred payment or benefit shall be determined by Company's independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest nominal marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest nominal marginal rate of taxation in the state and locality of Executive's residence on the date of termination of Executive's employment, net of the maximum reduction in federal income taxes which could be obtained from deducting such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Executive's employment, Executive shall repay to Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to the Excise Tax and federal (and state and local) income tax imposed on the Gross-Up Payment being repaid by Executive if such repayment results in a reduction in Excise Tax and/or a federal (and state and local) income tax deduction plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of termination of Executive's employment (including by reason of a payment the existence or amount of which cannot be determined at the date of the Gross-Up Payment), Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined. Company may contest any claim by the Internal Revenue Service which would require the payment of the Gross-Up Payment hereunder, provided that Company bear directly all costs and expenses (including interest and

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penalties) incurred in connection with such contest and  indemnifies and holds Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of any such claim and payment of costs and expenses.

(g)

Preferred Stock.

Upon execution of this agreement the Executive shall be granted an option to purchase up to 100 shares of Preferred Stock Series I for the exercise price of $1.00 per share, which vest immediately.

5.

Termination of Employment; Severance.  Company may terminate Executive's employment hereunder at any time with or without cause

(a)

By Death or Disability.   (i)

Executive's employment shall terminate automatically upon his death.  Company shall pay or provide to Executive's beneficiaries or estate, as appropriate, compensation in the amount of one-twelfth of Executive’s base salary as of the date of death per month for a period of 18 months following Executive’s death, and any benefits to which Executive is entitled, through that date. Thereafter, Company's obligations shall terminate except as noted below.

(ii)

If, in the sole opinion of Company, Executive shall be prevented from properly performing his duties by reason of any physical or mental incapacity for a period of more than four (4) months in the aggregate or three (3) consecutive months in any twelve-month period, or if Executive is deemed permanently disabled then, to the extent permitted by law, Executive's employment shall terminate on, and the compensation and benefits to which Executive is entitled shall be paid or provided for an additional six (6) month period Thereafter, Company's obligations shall terminate except as noted below.

(iii)

In the event of termination for disability, Executive shall be entitled to the benefits provided under Company's then-existing disability or extended sick pay plan, for so long as Executive continues to be disabled under this Agreement or benefits otherwise terminate under such plan, whether or not Executive is deemed to be disabled under such plan.

(b)

By Company for Cause; Voluntary Resignation.

(i)

Company may terminate, without liability, Executive's employment for Cause, as that term is hereinafter defined  at any time and without notice.  For purposes of this Agreement, “Cause” shall mean the following: (A)  if there is a repeated and demonstrated failure on the part of Executive to perform the material duties of Executive's position in a competent manner and where Executive fails to substantially remedy the failure within a reasonable period of time after receiving written notice of such failure from Company; (B) if Executive is convicted of or pleads guilty or nolo contendere to a criminal offense, law or regulation that involves fraud, dishonesty or misconduct, or which has or may have a material adverse affect on Executive’s ability to carry out his duties under this Agreement or upon the reputation of Company; (C) if Executive or any member of his family makes any personal profit arising out of or in connection with a transaction to which Company is a party or with which it is associated without making disclosure to and obtaining the prior written consent of the Company; (D)  if Executive breaches his fiduciary duties to the Company, including the duty to act in the best interests of the Company; or neglects or intentionally disregards his duties under this Agreement or any other material violation by Executive of this Agreement; (E)

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if Executive disregards reasonable instructions of the Board that are not inconsistent with Executive's position and those duties defined herein, and which refusal is not remedied by Executive within a reasonable period of time after receiving written notice of such disobedience; (F) if Executive engages in embezzlement, theft, larceny, material fraud, or other acts of dishonesty; (G) if Executive engages in conduct involving moral turpitude; and/or, (H) unauthorized disclosure by Executive of the confidences of Company.  For each act/omission that shall constitute Cause, the Board shall provides Executive with written notice that clearly describes the particular acts or omissions which the Board reasonably believes in good faith constitutes Cause, the notice providing Executive an opportunity, within ten (10) days following his receipt of such notice, to meet in person with the Board to explain or defend the alleged acts or omissions relied upon by the Board and, to the extent practicable, as determined by the Board, to cure such acts or omissions.

(ii)

Executive may terminate this Agreement on three weeks' notice to Company.

(iii)

If Executive's employment terminates his employment or if Executive is terminated for Cause, then Company’s sole and exclusive obligation will be to pay Executive his compensation earned through the date of termination, and Executive shall not be entitled to any compensation after the date of termination.

(c)

Involuntary Termination.  (i)  If, at any time during the term of this Agreement, Executive's employment terminates as a result of an ‘Involuntary Termination’, as that term is defined below, Company shall pay Executive an amount equal to the unpaid base salaries due Executive through the end of the term of this Agreement as specified in Section 3 in addition to any other payments Company is obligating itself to pay pursuant to the terms of this Agreement.  In addition, upon the executive’s termination as a result of Involuntary Termination, the Executive shall receive a lump sum payment in the amount of ten million dollars ($10,000,000).  Executive shall receive the Performance Bonus for each fiscal year or part thereof (in which case, the Performance Bonus shall be prorated based on the number of months of such period in the applicable fiscal year) during such period.  All payments due to the executive as a result of Involuntary Termination, shall be paid no later than 30 days after such termination.  If, at any time during the term of this Agreement, Executive's employment terminates as a result of Involuntary Termination, as that term is defined below the exercisability of any stock option or any other stock option related award or plan granted by Company, shall be accelerated to the date of the involuntary termination.  Executive shall also receive during such period, Company-paid medical, disability and life insurance coverage as provided to Executive immediately prior to Executive's termination, upon the terms and conditions, including deductibles and co-payments, provided in Company's then-existing plans, policies and programs. In the event that Executive becomes employed by another company, Company shall not have any right of offset or similar right against any earnings arising out of such subsequent employment.

(ii)

“Involuntary Termination” shall mean: (A) the continued assignment to Executive of any duties or the continued material reduction of Executive's duties, either of which is substantially inconsistent with the level of Executive's position with the Company, for a period of thirty (30) days after notice thereof from Executive to

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the Board setting forth in reasonable detail the respects in which Executive believes such assignments or duties are substantially inconsistent with the level of Executive's position; (B)  a reduction in Executive's base compensation or a reduction by Company in the kind or level of employee benefits (other than base compensation and bonus) to which Executive is entitled immediately prior to such reduction with the result that Executive's overall benefits package (other than base compensation and bonus) is materially reduced (other than any reduction applicable to other senior personnel of the Company);(C) any purported termination of Executive's employment by Company other than for Cause or as a result of Executive's disability or death; (D) the failure of Company to obtain the assumption of this Agreement by any successors as contemplated in Section 12; (E) any material breach by Company of any material provision of this Agreement which continues uncured for thirty (30) days following notice thereof; provided that none of the foregoing shall constitute Involuntary Termination to the extent that Executive has agreed thereto; or (F) in the event of a Change of Control of the Company as that term is defined in Paragraph 4(f).

.

(d)

Non-Renewal Without Cause.  In the event that Company without cause fails to offer to renew Executive's employment hereunder for at least the same period of time as specified herein, and on substantially similar terms, it shall pay to Executive severance in the amount of one-twelfth of Executive's base compensation at the time of such non-renewal per month, for a period of twenty four (24) months beginning on the effective date of termination. In the event that Executive becomes employed by another company, Company shall not have any right of offset or similar right against any earnings arising out of such subsequent employment.

(e)

Accrued Salary, etc.  In the event of termination of Executive's employment for any reason: (i) Company shall pay Executive any unpaid base compensation for periods prior to termination; (ii) Company shall pay Executive all of Executive's accrued and unused vacation time through the date of termination; and, (iii) following submission of proper expense reports by Executive, Company shall reimburse Executive for all expenses reasonably and necessarily incurred by Executive in connection with the business of Company prior to termination. All of the above payments shall be made no later than fifteen days from the date of termination or sooner if mandated by law.

6.

Confidentiality and Non-Disclosure: Non-Solicitation.     (a)

For purposes of this Section, the following definitions shall apply:

(i)

“Inventions” shall mean all inventions, processes, methods, formulas, techniques, improvements, modifications and enhancements, whether or not patentable, made by Executive, whether or not during the hours of Executive's employment or with the use of Company's facilities, or any of its subsidiaries or affiliates facilities, materials or personnel, either solely or jointly, during Executive's employment by Company and all inventions, processes, methods, formulas, techniques, improvements, modifications and enhancements made by Executive, during a period of one year after any termination of Executive's employment, which relate directly to the past, present or future business of Company and which are within the scope of Executive's duties during the last 12 months of Executive's employment by the

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Company.

(ii)

“Work Product” shall mean all documentation, software, creative works, know-how and information created, in whole or in part, by Executive during Executive's employment by the Company, whether or not copyrightable or otherwise protectable, excluding Inventions.

(iii)

“Trade Secrets” shall mean compensation data, marketing strategies, new material research, pending projects and proposals, research and development, technological data, all proprietary information, actual and potential, customer lists, vendor lists, pricing and credit techniques, research and development activities, documentation, software, know-how and information relating to the past, present or future business of Company or any of its subsidiaries or affiliates, or any plans relating to the foregoing, or relating to the past, present or future business of a third party that are disclosed to Company, which Company does not disclose to third parties without restrictions on use or further disclosure.

(b)

Executive hereby: (i) agrees to promptly disclose to Company all Inventions and keep accurate records relating to the conception and reduction to practice of all Inventions. Such records shall be the sole and exclusive property of Company, and Executive shall surrender possession of the records to Company upon any suspension or termination of Executive's employment with Company.

(ii)

 assigns to the Company, without additional consideration to Executive, the entire right, title and interest in and to the Inventions and Work Product and in and to all copyrights, patents, trademarks and any and all other proprietary rights therein or based thereon.  Executive agrees that the Work Product shall be deemed to be a "work made for hire." Executive shall execute all such assignments, oaths, declarations and other documents as may be prepared by Company to effect the foregoing.

(iii)

agrees that the Company, without additional consideration to Executive, shall have the exclusive worldwide and perpetual right to use and to make, use and sell products and/or services derived from any Inventions or Work Product.

(c)

Executive shall provide Company with all information, documentation, and assistance that it  may request to perfect, enforce or defend the proprietary rights in or based on the Inventions, Work Product or Trade Secrets.  Company, in its sole discretion, shall determine the extent of the proprietary rights, if any, to be protected in or based on the Inventions, Work Product, and Trade Secrets. All such information, documentation and assistance shall be provided by Executive at no additional expense to Company, except for out-of-pocket expenses which Executive incurred at Company's request.

(d)

During employment and thereafter, Executive shall treat Inventions, Work Product or Trade Secrets on a confidential basis and not disclose them to others without the prior written consent of Company or use Inventions, Work Product or Trade Secrets for any purpose other than for the performance of services for Company.  Executive acknowledges that the Inventions, Work Product or Trade Secrets are the sole and exclusive property of Company.  Executive shall surrender possession of all Inventions, Work Product or Trade Secrets to Company upon any suspension or termination of Executive's employment with Company.  If, after such time, Executive becomes aware of any Inventions, Work Product or Trade Secrets in Executive's

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possession, Executive shall immediately surrender those Trade Secrets to Company.

(e)

Executive acknowledges that the work force of Company and its subsidiaries constitutes a unique, valuable and special asset of Company. Therefore, Executive agrees that during his employment with Company, and for a period of one year following termination of such employment for any reason, Executive shall not, directly or indirectly, recruit or hire or solicit for business any person who, during the 12-month period preceding the date of recruitment or hiring or solicitation, was an executive, customer, or client of the Company or any of its subsidiaries or affiliates.

(f)

In the event of a breach or threatened breach by Executive of the provisions of this Section, Company shall be entitled to an injunction restraining Executive from any such breach. Nothing herein contained shall be construed as prohibiting Company from pursuing any other remedies available to Company for such breach or threatened breach, including the recovery of damages from Executive.

7.

Restrictive Covenants.     (a)  Executive hereby acknowledges and recognizes the highly competitive nature of Company's business and accordingly agrees that he will not from and after the date hereof, until the ‘Designated Date’ (as hereinafter defined) (i) engage, directly or indirectly in any ‘Competitive Activity’ (as hereinafter defined), whether such engagement shall be as an officer, director, employee, consultant, agent, lender, stockholder, or other participant; or (ii) assist, directly or indirectly, others in engaging in any Competitive Activity.

(b)

As used herein, the term “Competitive Activity" shall mean and include the development, distribution, sale, marketing and management of  products and services offered or planned to be offered by Company during Executive's employment with the Company.

(c)

As used herein, "Designated Date" shall mean the following:  (i) if Executive voluntarily terminates employment with Company in violation of this Agreement, then the ‘Designated Date’ shall be the second (2nd) anniversary of the effective date of such termination;  (ii) if Company terminates this Agreement for cause, then the "Designated Date" shall be the second (2nd) anniversary of the effective date of such termination; (iii) if Company offers to renew this Agreement for at least the same period of time as specified herein, and on substantially similar terms, and Executive declines, then the term "Designated Date" shall be the second (2nd) anniversary of the effective date of termination; (iv)  if Company fails to offer to renew this Agreement for at least the same period of time as specified herein, and on substantially similar terms, without cause, then the term "Designated Date" shall mean the effective date of termination; or, (v)  in the event of an Involuntary Termination, then the term "Designated Date" shall mean the effective date of such termination.

(d)

It is the desire and intent of the parties that the provisions of this Section shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction which enforcement is sought. Accordingly, if any particular provision of this Section shall be adjudicated to be invalid or unenforceable, such provision of this Section shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provisions of this Section in the particular jurisdiction in which such adjudication is made. In addition, if the scope of any restriction contained in this

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Section is too broad to permit enforcement thereof to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and Executive hereby consents and agrees that such restriction shall be enforced to the maximum extent permitted by law, and  agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

(e)

If there is a breach or threatened breach by Executive of the provisions of this Section, Company shall be entitled to an injunction restraining Executive from any such breach. Nothing herein contained shall, be construed as prohibiting Company from pursuing any other remedies available for such breach or threatened breach or any other breach of this Agreement.

8.

Executive Representations and Warranties.  (a)   Executive represents and warrants as of the date of his initial hiring by Company and as of the Effective Date:

(i)

To the extent applicable, Executive has complied with any and all written and/or oral conditions of Executive's former employment concerning resignation and notice of resignation or termination of employment;

(ii)

To the extent applicable, Executive has returned to Executive's former employer all of the former employer's property and confidential proprietary material and that he  will not disclose to the Company, or use during Executive's employment by the Company, any of Executive's previous employer's trade secrets and confidential proprietary information;

(iii)

Neither the execution of this Agreement, nor employment with the Company, nor performance of the duties required hereby will violate any obligations of Executive to any former employer or breach any agreement to keep in confidence information acquired by Executive before Executive's employment by the Company; and,

(iv)

Executive has not entered into, and will not enter into any agreements, either written or oral, that conflicts with this Agreement.

(b)

Executive understands and agrees that the representations and warranties set forth in this Section are material inducements upon which Company has relied in entering into this Agreement.

9.

Survival.  Any of the terms and covenants contained in this Agreement which require the performance of either party after the Closing shall survive the Closing.

10.

Notices.   (a)

All notices required or permitted to be given under the provisions of this Agreement shall be in writing and delivered personally, by certified or registered mail, return receipt requested, postage prepaid, or by overnight courier, to the following persons at the following addresses, or to such other persons at such other addresses as any party may request by notice in writing to the other party to this Agreement:

If to Executive:

Pinchas Althaus

575 East New York Avenue

Brooklyn, New York 11225

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If to Company:

Empire Minerals Corp.

410 Park Avenue, Fifteenth Floor

New York, New York 10022

Attn.:  President

With a copy to:

Guzov Ofsink, LLC

600 Madison Avenue, 14th Floor

New York, New York 10022

Attn.: Darren Ofsink, Esq.

11.

Successors and Assigns.  Any successor of Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as Company would be required to perform such obligations in the absence of such a succession.  For all purposes of this Agreement, the term "Company" shall include any successor to Company's business and/or assets which executes and delivers the assumption agreement described above or which becomes bound by the terms of this Agreement by operation of law.

12.

Assignment.  This Agreement is personal in nature and Executive shall not assign, transfer, or delegate this Agreement or any rights or obligations hereunder. Executive's right to receive payments hereunder shall not be assignable, transferable, or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by his will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this section, Company shall not have any liability to pay any amount so attempted to be assigned, transferred, or delegated.

13.

Severability.   If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, in whole or in part, then both parties shall be relieved of all obligations arising under such provision, but only to the extent such provision is illegal, unenforceable, or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if such is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives. The foregoing notwithstanding, if the remainder of this Agreement shall not be affected by such declaration or finding and is capable of substantial performance, then each provision not so affected shall be enforced to the extent permitted by law.

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14.

Entire Agreement; Integration  This Agreement, intended by the parties to be the final expression of their Agreement with respect to the employment of Executive by Company and may not be contradicted by evidence of any prior or contemporaneous agreement, constitutes the entire agreement and supersedes all other prior or contemporaneous agreements, employment contracts, and understandings, both written and oral, express or implied, with respect to the subject matter of this Agreement.

15.

Amendments; Modifications.   This Agreement may be amended only by the written agreement of the parties hereto. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16.

Choice of Law.  The formation, construction, and performance of this Agreement shall be construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law, and any action relating to this Agreement or Executive's employment with Employer shall be brought exclusively in the state or federal courts of the State of New York, County of New York.

17.

Voluntary Execution.  Executive acknowledges that he has read and understands the Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by Company other than those contained in writing herein. Executive hereby represents and warrants to Company and acknowledges and agrees that he has been advised to obtain independent legal counsel regarding this Agreement and that he had the opportunity to seek and was not prevented nor discouraged by Company from seeking independent legal advice prior to the execution and delivery this Agreement and that, in the event that he did not avail himself of that opportunity prior to signing this Agreement, he did so knowingly, voluntarily, without any undue pressure and agrees that his failure to obtain independent legal advice shall not be used by him as a defense to the enforcement of his obligations under this Agreement.

18.

Joint Construction.    The drafting and negotiation of this Agreement has been participated in by each of the parties hereto, and for all purposes, therefore, this Agreement shall be deemed to have been drafted jointly by each of the parties and any rule of construction concerning ambiguous terms being construed against the drafting party shall not be in effect.

19.

No Assignment of Benefits.  The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including without limitation bankruptcy, garnishments, attachment or other creditor's process, and any action in violation of this Section shall be void.

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20.

Withholding of Taxes.   Company may withhold from any amounts payable under this Agreement all federal, state, city, and other taxes as shall be required pursuant to any law or government regulation or ruling.

21.

Non-Solicitation.   Executive hereby agrees that he will not, during the period commencing on the date hereof and ending two (2) years following the expiration of the term of this Agreement, be a party to or abet any solicitation of customers, clients or suppliers of Company or any of its subsidiaries, to transfer business from Company or any of its subsidiaries to any other person, or seek in any way to persuade or entice any employee of Company or any of its subsidiaries to leave that employment or to be a party to or abet any such action.  Additionally, Executive will promptly disclose to the Board full information concerning any interest, direct or indirect, of Executive (as owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) or any member of his family in any business is reasonably known to Executive to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to Company or to any of its suppliers or customers.

22.

 Return of Materials.  All property, including, without limitation, all books, manuals, memorandums; policy statements, correspondence (letters, telegrams, mailgrams), minutes of meetings, agendas, interoffice communications, forecasts, analyses, working papers, charts, expense account reports, ledgers, journals, financial statements, statements of accounts, data compilations, records, reports, notes, memoranda, computer disks, flow charts, computer documents and computer software, data sheets, contracts, lists, and other documents, proprietary information and equipment pertaining to the business of Company or any of its subsidiaries and associates that may come into the possession or control of Executive, or furnished to and/or prepared by Executive, shall at all times remain the property of Company or such subsidiary or associate, as the case may be.  On termination of Executive's employment for any reason, Executive agrees to deliver promptly to Company all such property of Company in the possession of Executive or directly or indirectly under the control of Executive.  Executive agrees not to make for his personal or business use or that of any other party, reproductions or copies of any such property or other properly of Company.

23.

Code Section 409A.  Notwithstanding anything in this Agreement or elsewhere to the contrary, (i) if, based on Internal Revenue Service guidance available as of the date the payment provision of any amount or other benefit is specified to be made under this Agreement or elsewhere, Executive reasonably determines that the payment or provision of such amount or other benefit at such specified time may potentially subject Executive to “additional tax” under Section 409A(a)(1)(B) of the Code (together with interest or penalties imposed with respect to, or in connection with, such tax, a (409A Tax”) with respect to the payment of such amount or the provision of such benefit, and if payment or provision thereof at a later would likely avoid any such 409A Tax, as if the deferral of such payment  (i) will not create an additional expense to the Company; and (ii) Company will continue to get the current tax benefit of the payment, then the payment or provision thereof shall be postponed to the earliest business day

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on which Executive reasonably determines such amount or benefit can be paid or provided without incurring any such 409A Tax, but in no event later than the first business day after the six month anniversary of the date of Executive’s termination and Executive may agree to take other actions to avoid the imposition of the 409A Tax at such time and in such manner permitted under Section 409A. If Executive dies during such six-month period, any such payments shall be paid to the personal representative of Executive’s estate as soon as practicable, but not later than 60 days, after the date of Executive’s death.

24.

Attorney Fees.  In the event an arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court.

25.

Further Action.  The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

26.

 Prior Agreement.  The negotiation and/or execution of this Agreement shall not act as a termination and/or discharge of Executive under the April Agreement.  Additionally, Company shall not be obligated and is not liable for any severance or payment under the April Agreement.  Upon execution of this Agreement, the April Agreement shall be null and void with no further obligation of either party, in any regard, to the other.  Notwithstanding anything hereto, Company and Executive do acknowledge that Executive is owed the amount of $67,308, such amount representing salary earned by Executive but not paid, the payment to be subsequently paid as further agreed between the parties.

27.

Counterparts.   This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

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IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the day and year first above written.

DOMINION MINERALS CORP.

By:__________________________

Name:

 Diego E. Roca

Title: Executive Vice-President

By:__________________________

PINCHAS ALTHAUS, Individually

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